Exhibit 99

           YADKIN VALLEY COMPANY AND SUBSIDIARY

           Consolidated Financial Statements
           December 31, 1997 and 1996
           (With Independent Auditors' Report Thereon)

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                        Consolidated Financial Statements

                           December 31, 1997 and 1996


                                                                                                                Page
Independent Auditors' Report ................................................................................     1

Consolidated Balance Sheets..................................................................................     2

Consolidated Statements of Income............................................................................     3

Consolidated Statements of Changes in Shareholders' Equity...................................................     4

Consolidated Statements of Cash Flows........................................................................     5

Notes to Consolidated Financial Statements...................................................................   6 - 12

INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
Yadkin Valley Company:

We have audited the accompanying consolidated balance sheets of Yadkin Valley Company and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yadkin Valley Company and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                KPMG Peat Marwick LLP


February 6, 1998

                                                                   1
                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 1997 and 1996


                               Assets                                                               1997             1996
                               ------                                                               ----             ----

Cash                                                                                          $     45,061           69,498
Investments in equity securities (notes 2 and 3)                                                14,041,263        8,760,962
Certificates of deposit (notes 2, 4 and 6)                                                         425,854          550,000
                                                                                              ------------         --------
                                                                                                14,512,178        9,380,460
Accrued investment income                                                                            3,148              697
Federal income taxes recoverable                                                                     6,029               -
State income taxes recoverable                                                                       4,003               -
Other assets                                                                                           100              100
                                                                                             -------------        ---------


               Total assets                                                                   $ 14,525,458        9,381,257
                                                                                                ==========        =========

                      Liabilities and Shareholders' Equity
                      ------------------------------------

Liabilities:
------------
     Life policy claims reserve (note 6)                                                            30,121           15,881
     Federal income taxes payable                                                                        -          225,982
     State income taxes payable                                                                          -           55,127
     Deferred income taxes (note 5)                                                              4,569,027        2,502,206
     Notes payable (note 3)                                                                        745,069          747,472
     Other liabilities                                                                               5,582            7,472
                                                                                            --------------     ------------
               Total liabilities                                                                 5,349,799        3,554,140
                                                                                                 ---------        ---------

Shareholders' equity (note 4):
     Common stock, par value $1 per share; authorized 500,000 shares, issued and outstanding 184,180 shares in 1997
       and 184,396 shares in 1996                                                                  184,180          184,396
     Retained earnings                                                                           1,837,884        1,724,326
     Net unrealized gain on marketable equity securities (note 2)                                7,153,595        3,918,395
                                                                                               -----------        ---------
               Total shareholders' equity                                                        9,175,659        5,827,117

               Total liabilities and shareholders' equity                                    $  14,525,458        9,381,257
                                                                                                ==========        =========



See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                        Consolidated Statements of Income

                     Years ended December 31, 1997 and 1996




                                                                                                                  1997         1996
Premiums and other revenue:
     Life premiums (note 6)                                                                                 $  326,054      380,859
     Dividend income                                                                                            23,715       29,669
     Interest income                                                                                            25,323       29,378
     Gain on sale of equity securities                                                                         162,246      787,013
                                                                                                            ----------   ----------
                                                                                                               537,338    1,226,919
                                                                                                               -------    ---------

Benefits and expenses:
     Death benefits (note 6)                                                                                   104,405       72,799
     Increase (decrease) in liability for life policy claims (note 6)                                           14,240       (3,211)
     Operating expenses:
       Commissions (note 6)                                                                                    146,865      171,770
       Interest                                                                                                 62,867       55,353
       Professional fees                                                                                        17,278       31,715
       Management fees (note 6)                                                                                 16,107       15,261
       General, administrative and other                                                                        14,023       20,708
                                                                                                            ----------   ----------
                                                                                                               375,785      364,395
                                                                                                               -------      -------

                                                                                Income before income taxes     161,553      862,524

Income tax expense (note 5)                                                                                     43,893      322,607
                                                                                                            ----------   ----------

                                                                                                Net income  $  117,660      539,917
                                                                                                            ==========   ==========

Net income per share (note 1)                                                                               $     0.64         2.92
                                                                                                            ==========   ==========

Weighted average shares outstanding                                                                            184,288      185,021
                                                                                                            ==========   ==========




See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

           Consolidated Statements of Changes in Shareholders' Equity

                     Years ended December 31, 1997 and 1996






                                                                                                      Net unrealized
                                                                                                         gain on
                                                                                                        marketable         Total
                                                                      Common           Retained           equity       shareholders'
                                                                       stock          earnings          securities        equity
                                                                       -----          --------          ----------        ------

Balance at December 31, 1995                                        $  185,289         1,198,216         2,932,819        4,316,324

Redemption of 893 shares of
   common stock                                                           (893)          (13,807)             --            (14,700)

Net unrealized gains on marketable equity
   securities, net of income taxes (note 2)                               --                --             985,576          985,576

Net income                                                                --             539,917              --            539,917
                                                                    ----------        ----------        ----------       ----------

Balance at December 31, 1996                                           184,396         1,724,326         3,918,395        5,827,117

Redemption of 216 shares of
   common stock                                                           (216)           (4,102)             --             (4,318)
Net unrealized gains on marketable equity
   securities, net of income taxes                                        --                --           3,235,200        3,235,200

Net income                                                                --             117,660              --            117,660
                                                                    ----------        ----------        ----------       ----------

Balance at December 31, 1997                                        $  184,180         1,837,884         7,153,595        9,175,659
                                                                    ==========        ==========        ==========       ==========


See accompanying notes to consolidated financial statements.


                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                     Years ended December 31, 1997 and 1996
                                                                                                               1997           1996
                                                                                                               ----           ----
Operating activities:
     Net income                                                                                            $  117,660       539,917
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Gain on sale of equity securities                                                                   (162,246)     (787,013)
         Decrease in reserve for policy and contract claims                                                    14,240        (3,211)
         Decrease in amounts due to ceding company                                                               --          (5,857)
         Increase in federal income taxes recoverable                                                          (6,029)         --
         Increase in state income taxes recoverable                                                            (4,003)         --
         Increase (decrease) in federal income taxes payable                                                 (225,982)      190,109
         Increase (decrease) in state income taxes payable                                                    (55,127)       55,127
         Decrease (increase) in premiums receivable                                                              --          14,808
         Decrease (increase) in accrued investment income                                                      (2,451)        5,570
         Increase (decrease) in other liabilities                                                              (1,890)        2,540
                                                                                                           ----------    ----------
           Net cash provided (used) by operating activities                                                  (325,828)       11,990
                                                                                                           ----------    ----------

Investing activities:
     Proceeds from sale of available-for-sale equity securities                                               183,966       972,793
     Purchases of available-for-sale equity securities                                                           --      (1,032,807)
     Purchases of other equity securities                                                                        --        (358,526)
     Purchases of certificates of deposit                                                                     (87,614)   (2,330,598)
     Maturities of certificates of deposit                                                                    211,760     2,395,747
                                                                                                           ----------    ----------
            Net cash provided (used) by investing activities                                                  308,112      (353,391)
                                                                                                           ----------    ----------

Financing activities:
     Principal payments on notes payable                                                                       (2,403)         --
     Proceeds from issuance of note payable                                                                      --         375,000
     Purchases and retirement of common stock                                                                  (4,318)      (14,700)
                                                                                                           ----------    ----------
            Net cash provided (used) by financing activities                                                   (6,721)      360,300
                                                                                                           ----------    ----------

            Net increase (decrease) in cash                                                                   (24,437)       18,899

Cash at beginning of year                                                                                      69,498        50,599
                                                                                                           ----------    ----------

Cash at end of year                                                                                        $   45,061        69,498
                                                                                                           ==========    ==========

Cash payments for:
     Interest                                                                                              $   62,757        52,813
                                                                                                           ==========    ==========
     Income taxes                                                                                          $  335,034        77,371
                                                                                                           ==========    ==========

Non-cash investing and financing activities:
   Increase in unrealized gain on marketable equity securities, net of applicable income taxes of $2,066,821 and
     $991,361, respectively.                                                                            $  3,235,200        985,576
                                                                                                           =========       ========

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                           December 31, 1997 and 1996


(1)  Significant Accounting Policies

     Basis of Presentation: The consolidated financial statements include the accounts and operations of Yadkin Valley Company (the Parent) and its wholly-owned subsidiary, Yadkin Valley Life Insurance Company, hereinafter collectively referred to as the Company. Intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles which, as to the insurance subsidiary, may vary in some respects from the statutory accounting practices which are prescribed or permitted by the Insurance Department of the State of Arizona. The variations between generally accepted accounting principles and statutory accounting practices are not significant to the accompanying consolidated financial statements.

     Line of Business: The Parent, which was organized as a North Carolina holding company, manages the operations of Yadkin Valley Life Insurance Company, which is in the business of assuming credit life insurance. All reinsurance is assumed from Triangle Life Insurance Company (TLIC), which is an affiliate through common ownership. TLIC issues credit life insurance policies on loans made by three banks located in North Carolina: Southern Bank and Trust, The Heritage Bank ("Heritage") and The Fidelity Bank. The Company and the three aforementioned banks are related through certain common ownership.

     Yadkin Valley Life Insurance Company's assumption limit, which has been determined by management, is $25,000 per policy.

     Recognition of Premium Revenues: Revenue is recognized based on premiums collected from ceding companies. The premiums are received monthly and are based on the reinsurance coverage provided for the month. Since reinsurance coverage is provided prior to the receipt of premiums, there is no deferral of revenue to future periods.

     Liabilities for Policy and Contract Claims: The reserve for life policy claims includes estimates of losses on reported claims and claims incurred but not reported. Although management believes that the liability for life policy claims is adequate, the ultimate amount of such claims may vary, perhaps significantly, from the estimated amounts in the financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

(1)  Significant Accounting Policies, Continued

     Investments: Investments in equity securities with readily determinable fair values are classified as available-for-sale and are carried at fair value. The unrealized holding gains and losses are reported as a separate component of shareholders' equity, net of deferred income taxes. An equity security's fair value is considered readily determinable if its price is quoted on a registered securities exchange or in the over-the-counter market.

     Equity securities which do not have readily determinable fair values are carried at the lower of aggregate costs or market value. A decline in the fair value of securities which is deemed to be other than temporary is recognized in earnings.

     Realized gains and losses on equity securities are recognized in net income using the specific identification method.

     Income Taxes: Income tax provisions are based on income reported for financial statement purposes. Deferred federal income taxes are recorded based on temporary differences between the financial reporting basis and the tax basis of assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

     Net Income Per Share: The Company adopted Statement of Financial Accounting Standards 128 in 1997, which requires net income per share to be calculated on both a basic and diluted basis. Net income per share is computed based on the weighted average number of common shares outstanding during the year and represents basic and diluted net income per share for 1997 and 1996. Because the Company has no potentially dilutive securities, restatement of 1996 net income per share was not necessary.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

(2)  Investments

     Investments at December 31, 1997 and 1996, consisted of certificates of deposit and equity securities. Certificates of deposit of $425,854 and $550,000 at December 31, 1997 and 1996, respectively, are carried at cost. These certificates of deposit have maturities of less than one year. The cost of these securities approximates fair value.

     Investments in equity securities at December 31, 1997 and 1996 are classified as follows:

                                                                 1997            1996
                                                                 ----            ----
   Available-for-sale, carried at fair value               $  13,233,267         7,952,966
   Other, carried at cost                                        807,996           807,996
                                                            ------------          --------
                                                           $  14,041,263         8,760,962
                                                              ==========         =========

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

(2)  Investments, Continued

   Equity securities classified as available-for-sale at December 31, 1997 consist of the following securities:

                                                       Number                        Unrealized         Fair
       Description                                    of shares        Cost             gain            value
   First Citizens Bancorporation
     of South Carolina, Inc. -
     voting common stock -
     par value $5 per share                            35,000    $     455,000        10,745,000       11,200,000

   First Citizens BancShares,
     Inc. - Class A common
     stock - par value $1
     per share                                         19,545        1,055,644           977,623        2,033,267
                                                                     ---------      ------------      -----------

         Total                                                    $  1,510,644        11,722,623       13,233,267
                                                                     =========        ==========       ==========

   Equity securities classified as "other" and carried at cost at December 31, 1997 consist of the following securities:

                                                                               Number
       Description                                                            of shares         Cost
   First Citizens Bancorporation of South Carolina, Inc. -
     non-voting common stock - par value $5 per share                           5,631         $  267,473

   First Citizens BancShares, Inc. - Class B common
     stock - par value $1 per share                                             1,900             84,591

   The Heritage Bank - common stock -
     par value $1 per share                                                     7,401            455,932
                                                                                                 -------

         Total                                                                                $  807,996
                                                                                                 =======

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

(2)               Investments, Continued

   Equity securities classified as available-for-sale at December 31, 1996 consist of the following securities:

                                                       Number                        Unrealized         Fair
       Description                                    of shares        Cost             gain            value
       -----------                                    ---------        ----             ----            -----

   First Citizens Bancorporation of
     South Carolina, Inc. - voting
     common stock - par value
     $5 per share                                       35,000     $     455,000        5,845,000      6,300,000

   First Citizens BancShares, Inc. -
     Class A common stock - par
     value $1 per share                                 19,545         1,055,645          449,321      1,504,966

   First Union Corporation - common
     stock - par value $3.33 per share                   2,000            21,720          126,280        148,000
                                                                     -----------       ----------     ----------

         Total                                                      $  1,532,365        6,420,601      7,952,966
                                                                       =========        =========      =========

   Equity securities classified as "other" and carried at cost at December 31, 1996 consist of the following securities:

                                                                                       Number
       Description                                                                    of shares          Cost
       -----------                                                                    ---------          ----

     First Citizens Bancorporation of South Carolina, Inc. -
       non-voting common stock - par value $5 per share                                   5,631       $  267,473

     First Citizens BancShares, Inc. - Class B common stock -
       par value $1 per share                                                             1,900           84,591

     The Heritage Bank - common stock - par value $1 per share                            7,401          455,932
                                                                                                         -------

                  Total                                                                               $  807,996
                                                                                                         =======


                      YADKIN VALLEY COMPANY AND SUBSIDIARY
             Notes to Consolidated Financial Statements, Continued


(3) Notes Payable

   Notes payable at December 31, 1997 and 1996 consist of the following:

                                                                                         1997               1996
                                                                                         ----               ----
   Note payable on demand, interest payable
     quarterly at prime rate                                                         $  297,169             297,472

   Note payable on demand, interest payable
     quarterly at prime rate                                                             72,900              75,000

   Note payable due March 11, 1998,
     renewable annually, interest at
     prime rate less .5%                                                                375,000             375,000
                                                                                        -------             -------
                                                                                     $  745,069             747,472
                                                                                        =======             =======

   The notes payable are secured by 35,000 common shares of First Citizens Bancorporation of South Carolina, Inc., which have a carrying value of $11,200,000 at December 31, 1997.

(4) Shareholders' Equity and Restrictions

   Prior approval by state regulators is required for insurance companies to pay dividends to their shareholders in excess of certain limitations. In addition, shareholders' equity and minimum capital requirements, as defined by statute are restricted and cannot be distributed by insurance subsidiaries without approval of the state insurance department. The amount which the insurance subsidiary can pay in dividends during any twelve month period without prior approval is limited by statute to the lesser of 10% of statutory surplus, or statutory gain from operations of the previous fiscal year. In 1997 and 1996, the subsidiary paid dividends to the parent of $148,000 and $185,000, respectively.

   Statutory surplus at December 31, 1997, and net income for the year then ended of the insurance subsidiary, as computed in accordance with statutory accounting practices, were $465,059 and $54,498, respectively. Statutory surplus at December 31, 1996 and net income for the year then ended were $556,515 and $106,627, respectively.

   The insurance subsidiary has $100,000 of certificates of deposit on deposit with the Arizona Department of Insurance.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY
             Notes to Consolidated Financial Statements, Continued

(5) Income Taxes

   The Company has elected to file a consolidated federal income tax return. Current income tax expense for the years ended December 31, 1997 and 1996 is comprised of the following:


                                                                                   1997          1996
                                                                                   ----          ----

         Federal                                                               $  36,713       267,480
         State                                                                     7,180        55,127
                                                                                 -------      --------
                                                                               $  43,893       322,607
                                                                                  ======       =======

   There were no significant differences between the financial reporting basis and the tax basis of assets and liabilities, except for the excess of the financial reporting basis over the tax basis for marketable equity securities with readily determinable fair values.

   At December 31, 1997 and 1996, deferred income taxes represent the tax effect of the excess of the financial statement carrying value over the income tax basis for marketable equity securities with readily determinable fair values.

   The reasons for the difference between total income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes are as follows:

                                                                                   1997          1996
                                                                                   ----          ----

   Income tax expense at federal statutory rates                               $  54,927       293,258
   Deduct:
     State income taxes, net of federal tax benefit                                4,739        36,384
     Effect of graduated tax rates                                                (9,896)           -
     Effect of dividends received deduction
       and other                                                                  (5,877)       (7,035)
                                                                                 -------       -------
                                                                               $  43,893       322,607
                                                                                  ======       =======


                      YADKIN VALLEY COMPANY AND SUBSIDIARY
             Notes to Consolidated Financial Statements, Continued

(6) Related Parties

   American Guaranty Insurance Company, a subsidiary of First Citizens Bank & Trust Company ("FCB&T"), a subsidiary of First Citizens BancShares, Inc. ("FCB"), provides management services to the Company. Management fees were $16,107 in 1997 and $15,261 in 1996.

   As described in note 1, Yadkin Valley Life Insurance Company provides reinsurance to TLIC, a company affiliated through certain common ownership. Amounts related to business assumed from TLIC for 1997 and 1996 are as follows:

                                                                                    1997            1996
                                                                                    ----            ----

         Premiums assumed                                                       $  326,054         380,859
         Death benefits assumed                                                    104,405          72,799
         Life policy claims reserve assumed                                         30,121          15,881
         Commissions assumed                                                       146,865         171,770

   As described in note 2, the Company holds stock in FCB, First Citizens Bancorporation of South Carolina, Inc. ("FCB-SC") and Heritage. The Company, FCB, FCB-SC and Heritage are related through certain common ownership. At December 31, 1997 and 1996, the Company also had $325,854 and $450,000, respectively, invested in FCB&T certificates of deposits.

   An executive officer and director of the Company is also a director of Heritage. As part of reinsurance commissions assumed, the Company paid approximately $19,526 and $20,627 in commissions to Heritage in 1997 and 1996, respectively.